EX-35.1
(logo) CHASE


SUBSERVICER COMPLIANCE STATEMENT

RE: J.P. Morgan Alternative Loan Trust 2007-A2 Mortgage Pass-Through
Certificates: This Pooling and Servicing Agreement, dated as of May 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance Corporation I, a Delaware corporation, as depositor (the "Depositor"), U.S. Bank National Association, as trustee (the "Trustee"), and Wells Fargo Bank, N.A., in its dual capacities as master servicer (the "Master Servicer") and securities administrator (the "Securities Administrator"), and acknowledged by J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as seller (the "Seller"), for purposes of Sections 2.04 and 2.05 and JPMorgan Chase Bank, National Association, a national banking association, as a custodian and The Bank of New York Trust Company, National Association, as a custodian (each a "Custodian") for purposes of Sections 11.01, 11.02, 11.03, 11.06, 11.07, 11.09 and 12.16

The undersigned, each a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:

(1) CHF is a Subservicer under the Agreement

(2) A review of the activities of CHF during the calendar year ending December 31, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and

(3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.

Date: 02/28/2008


Chase Home Finance LLC,
as Subservicer

By: /s/ Kim Greaves
Name: Kim Greaves
Title: Senior Vice President
Servicing Manager

By: /s/ Jim Miller
Name: Jim Miller
Title: Senior Vice President
Default Servicing Manager